Exhibit 99.1

Noranda Announces Organizational Changes

Franklin, Tennessee –November 15, 2010–Noranda Aluminum Holding Corporation (NYSE: NOR) (“Noranda” or “the Company”) announced today that Peter J. Hartland has been named President of Noranda’s Upstream Business effective December 6, 2010.

Hartland most recently served as President of the Coatings & Inks Division for Hexion Specialty Chemicals, Inc. Since 1982, Hartland has held several operational management positions with Hexion and its predecessor, Borden Chemical. At both Hexion and Borden, Hartland built a record of improving the performance of the businesses for which he was responsible and achieving results.

Upon completion of immigration processes, Hartland will relocate to the Nashville, Tennessee area from the United Kingdom.

“The addition of Peter Hartland as President of the Upstream Business is consistent with our ongoing efforts to align our management organization with Noranda’s Upstream and Downstream business units,” said Smith. “Peter and I have worked together before and I look forward to renewing our relationship. His proven track record of financial results makes him an important addition to our Company.”

As President of Noranda’s Upstream Business, Hartland assumes the functional role currently filled by Kyle Lorentzen as part of his duties as Chief Operating Officer. Lorentzen, who began serving as Chief Operating Officer in May 2008, will conclude his service to Noranda on December 31, 2010.

The Company also announced that as of March 31, 2011 Alan Brown will conclude his service as Vice President of Human Resources and assume a consultancy role on labor relations issues.

“We appreciate and value the commitment and contributions of both Kyle Lorentzen and Alan Brown to Noranda,” said Smith. “We wish them success in their future endeavors.”

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent only the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our reports filed with the Securities and Exchange Commission.

Contact

For press inquiries:

April Lassiter

(310) 924-9249

april@mediakreativ.com

For all other inquiries:

Robert Mahoney

Chief Financial Officer

(615) 771-5752

robert.mahoney@noralinc.com

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